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                                                                     Exhibit 5.1





October 27, 2003                                            Ropes & Gray LLP



Hasbro, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island 02862

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $10,000,000 in deferred compensation obligations (the "Obligations") of Hasbro, Inc., a Rhode Island corporation (the "Company"), to be offered and sold under the Hasbro, Inc. Nonqualified Deferred Compensation Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP